Exhibit 1.2

ADS RIGHTS AGENT AGREEMENT

BioNTech SE, a European stock corporation (Societas Europaea) incorporated in Germany and governed by the laws of the European Union and the Federal Republic of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz, the Federal Republic of Germany, under number HRB 48720 (the “Company”), will grant to existing holders (the “ADS Holders”) of American Depositary Shares (“ADSs”) issued under the Deposit Agreement dated as of October 9, 2019 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined in the Deposit Agreement) from time to time of ADSs issued thereunder that are registered on the books of the Depositary as of close of business in New York City on July [●], 2020 (the “ADS Record Date”) the right (the “ADS Rights Offering”) to purchase new ADSs at a purchase price of $[●] per new ADS (the “Purchase Price”). Each ADS Holder will receive one ADS right (each, an “ADS Right”) for every ADS held on the ADS Record Date, and [●] ADS Rights will entitle the registered holder (an “ADS Rights Holder”) to purchase [●] new ADSs in the ADS Rights Offering. At the Company’s request, certain ADS holders may irrevocably agree with the Company, prior to the ADS Record Date, to renounce their ADS Rights. Each ADS represents one ordinary share (each, an “Ordinary Share”) of the Company. However, no fractional ADS Rights will be distributed. All ADS Rights entitlements will be reduced to the next lower whole number of ADS Rights. As described in the Prospectus, the offer and sale of the new Ordinary Shares and new ADSs pursuant to the ADS Rights may be prohibited or restricted in certain non-U.S. jurisdictions. The Company will not knowingly credit ADS Rights or sell any new ADSs to investors in any jurisdiction in which it would be illegal to do so, or where doing so would trigger any prospectus, registration, filing or approval requirement. The Company reserves absolute discretion in determining whether any holder of ADSs located or resident outside the United States may participate in this offering. In particular, ADS rights may not be exercised by or on behalf of any person located in the European Economic Area (EEA) who is not a qualified investor as such term is defined in the EU Prospectus Regulation (Regulation (EU) 2017/1129) (“EU Qualified Investor”). Each Owner signing an ADS Subscription Form and each DTC participant exercising ADS Rights, will be required to represent and warrant that if it or the beneficial owner for which it is acting is located or resident in the EEA, it or that beneficial owner is an EU Qualified Investor.

The ADS Rights Offering is based on a grant by the Company to holders of Ordinary Shares of rights to subscribe for additional Ordinary Shares (the “Ordinary Share Rights Offering”).

ADS Holders wishing to exercise ADS Rights must deposit the Purchase Price for all of the new ADSs subscribed for.

The subscription period for the ADS Rights Offering (the “Subscription Period”) shall commence at 12:01 a.m., New York City time, on July [●], 2020 and is scheduled to end at 12:01 a.m., New York City time, on August [●], 2020 or a later date and time to which the Company has extended the ADS Rights Offering with notice to the Agent (as defined below) (the “Expiration Time”). The ADS Rights Offering will be made to each ADS Rights Holder by means of the prospectus dated [●], 2020 (the “Prospectus”). Most of the ADSs are held through The Depository Trust Company (“DTC”). The subscription form included as Annex A to this Agreement (as defined below) (an “ADS Subscription Form”) may be used by ADS Rights Holders to exercise ADS Rights through the Agent and by direct and indirect participants (“Participants”) in DTC and their customers as an aid in recording and entering subscriptions pursuant to ADS Rights through DTC’s automated system.

The ADS Rights will be not be listed on any exchange and will not be transferable by their holders. ADS Rights Holders will not be entitled to surrender ADS Rights for the purpose of withdrawing the underlying rights to purchase Ordinary Shares, nor will participants in the Ordinary Share Rights Offering be entitled to deposit their rights in the Ordinary Share Rights Offering for issuance of ADS Rights.

1.    The Company hereby appoints The Bank of New York Mellon as ADS rights agent (the “Agent”), and the Agent hereby accepts that appointment, on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

2.    [Reserved]

3.    As soon as practicable after the ADS Record Date and after receiving the Prospectus, the Agent shall (i) furnish the Prospectus to DTC, (ii) make arrangements with DTC to credit the accounts of Participants having ADSs credited to their DTC accounts as of the ADS Record Date with the ADS Rights to which they are entitled and to enable Participants to enter subscriptions pursuant to ADS Rights through DTC’s automated system and (iii) mail to each ADS Rights Holder other than DTC’s nominee an ADS Subscription Form and a letter in the form of Annex B to this Agreement (a “Holder Letter”).

4.    (a) Not later than the ADS Record Date, the Company will furnish the Agent with a list of Participants, if any, that have agreed to renounce their entitlements to ADS Rights with respect to ADSs they hold on behalf of customers. A renunciation of that kind will be effective with respect to ADSs if the relevant Participant has, not later than 5:00 p.m., New York time, on July [●], 2020 (the “Renunciation Cut-off Time”) (i) delivered a renunciation instruction in the form of Annex C to DTC with respect to those ADSs and delivered a copy of it by email to the Agent and (ii) delivered a renunciation letter in the form of Annex D to the Agent and the Company. Notwithstanding Section 3, the Agent will instruct DTC not to credit ADS Rights to a Participant to the extent that Participant has effectively renounced its ADS Rights entitlement.

(b) Not later than the ADS Record Date, the Company will furnish the Agent with a list of ADS Holders other than DTC’s nominee, if any, that have agreed to renounce their entitlements to ADS Rights with respect to ADSs they hold. A renunciation of that kind will be effective with respect to ADSs if the relevant ADS Holder has, not later than the Renunciation Cut-off Time, delivered a renunciation letter in the form of Annex E to the Agent and the Company. Notwithstanding Section 8, the Agent will not accept an exercise of ADS Rights from an ADS Holder to the extent that ADS Holder effectively renounced its ADS Rights entitlement.

5.    [Reserved.]

6.    [Reserved.]

7.    [Reserved.]

8.    (a) The Agent is hereby authorized and directed to receive subscriptions for new ADSs from Participants through DTC’s automated system until the Expiration Time. ADS Rights will be validly exercised when the Agent receives appropriate instructions from DTC including confirmation that (i) the applicable Purchase Price for all of the new ADSs subscribed for or sought has been collected through DTC’s automated system and is available to the Agent and (ii) the Participant confirmed as part of the subscription process that if the beneficial owner for which it is acting is located or resident in the EEA, that beneficial owner is an EU Qualified Investor.

(b) The Agent is hereby authorized and directed to receive subscriptions for new ADSs from ADS Rights Holders other than DTC’s nominee until the Expiration Time. ADS Rights will be validly exercised when the Agent receives a properly completed and signed ADS Subscription Form from an ADS Rights Holder and payment by official bank check or wire transfer to The Bank of New York Mellon, 150 Royall Street, Canton, MA 02021, ABA: 021000018, DDA: 00001361721, Account: COMPUTERSHARE INC aaf Corp Actions Funding, SWIFT: MELNUS3P, Reference: BioNTech Rights Offering, of the applicable Purchase Price for all of the new ADSs subscribed for.

(c) Any funds that the Agent receives during the Subscription Period from DTC on behalf of ADS Rights Holders or directly from ADS Rights Holders in respect of payments for new ADSs shall be deposited in an account at The Bank of New York Mellon for the benefit of the Company (the “Deposit Account”). Such funds shall remain in the Deposit Account until they are disbursed in accordance with Section 10 or 13. The Agent will not be obligated to calculate or pay interest to any holder or any other party. The Agent hereby waives any and all rights of lien, attachment or set-off whatsoever that it may have against the Company, if any, against the funds, whether such rights arise by reason of statutory or common law, contract or otherwise, including pursuant to any compensation owed by the Company to Agent.

(d) The Agent shall refer to the Company for specific instructions as to acceptance or rejection of subscriptions received after the Expiration Time, subscriptions not authorized to be accepted under this Section 8 and subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the ADS Rights.

9.    (a) The Agent shall advise the Company daily by e-mail to the attention of [●] (the “Company Representatives”), with copies to [●], as to the total number of new ADSs subscribed for pursuant to ADS Rights and the total amount of funds received, with cumulative totals for each. The Company shall pay to the Agent the Depositary’s fee of $0.05 per ADS for the delivery of that number of ADSs by wire transfer to [●].

(b) As promptly as practicable, following the Expiration Time, the Agent shall advise the Company Representatives by email of the number of new ADSs subscribed for pursuant to the ADS Rights.

10.    (a) The Agent shall, as soon as practicable after the Expiration Time, (i) instruct the Depositary to instruct its German custodian (the “Custodian”) to give the Company a notice, before the end of the subscription period in the Ordinary Share Rights Offering, as to the number of new Ordinary Shares to be represented by new ADSs and to deliver to the Company, by the date the Company requires following the Expiration Time, a subscription form for that number of new Ordinary Shares pursuant to the exercise of Ordinary Share rights, (ii) using a portion of the aggregate Purchase Price, purchase one euro for each new ADS to be subscribed, pay those euros to Custodian and instruct the Custodian to pay that euro amount (being the aggregate nominal value of the new Ordinary Shares to be represented by the new ADSs) to the Company, (iii) pay to the Company, by wire transfer to [●], the aggregate Purchase Price for the amount of new ADSs to be subscribed for, less the cost of the euros purchased under item above, (iv) instruct the Custodian to deposit the Ordinary Shares delivered to it upon exercise of rights in the Ordinary Share Rights Offering under the Deposit Agreement and notify the Depositary of that deposit, (v) instruct the Depositary to deliver the ADSs issuable in respect of those Ordinary Shares to the Agent and (vi) pay, from the funds received from the Company under Section 9, the Depositary’s fee of $0.05 for each of those new ADSs. The Agent shall deliver to DTC the amount of new ADSs to which Participants are entitled to, for allocation by DTC to the Participants entitled to them as promptly as practicable. The Agent shall instruct the Depositary to register in the names of subscribing ADS Rights Holders other than DTC’s nominee on an uncertificated basis the number of new ADSs to which each of them is entitled and to send each of the ADS Rights Holders a notification of that registration.

(b) The Agent may convert currency itself or through any of its affiliates, or the Custodian. Where the Agent converts currency itself or through any of its affiliates, the Agent acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under this Agreement and the rate that the Agent or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under this Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to the Company, subject to the Agent’s obligations under Section 23(a). The methodology used to determine exchange rates used in currency conversions made by the Agent is available upon request. Where the Custodian converts currency, the Custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to the Company, and the Agent makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate.

11.    As soon as practicable following the expiration of the Ordinary Share Rights Offering, the Company shall deliver the Ordinary Shares purchased by the Depositary to the Custodian.

12.    [Reserved.]

13.     If for any reason the Company instructs the Agent in writing that the ADS Rights Offering will not proceed, the Agent shall refund the applicable Purchase Price paid, without interest, to DTC and other subscribing ADS Rights Holders. If the Company terminates the ADS Rights Offering after the Agent has converted U.S. dollars into euro under Section 10(a), the Company will repay to the Custodian the euro received from the Custodian in respect of the nominal value of new Ordinary Shares that were to be purchased, the Agent will convert or cause those euro to be converted into U.S. dollars, and the Company or the Agent, as applicable, will pay the other the difference between the net amount of U.S. dollars the Agent receives from that conversion and the amount of U.S. dollars the Agent paid to purchase the euro that the Custodian paid to the Company.

14.    [Reserved]

15.    The Agent shall date and time stamp each document received by it relating to its duties hereunder when received and shall preserve each document for a period of time at least equal to the period of time it preserves other records pertaining to the transfer of securities.

16.    The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States or any other applicable jurisdiction, to ensure that all new Ordinary Shares and new ADSs issuable upon the exercise of the ADS Rights at the time of delivery of those securities (subject to payment of the subscription price) will be duly and validly issued and fully paid and nonassessable Ordinary Shares or ADSs, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed by the Company with respect thereto. The Company understands that the

Depositary will require, as a condition of accepting the deposit of the new Ordinary Shares and delivery of the new ADSs, opinions as to certain matters from the Company’s German and U.S. legal counsels.

17.    The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of ADS Rights and new Ordinary Shares and new ADSs issued upon exercise of the ADS Rights.

18.    [Reserved.]

19.    [Reserved.]

20.    Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting in good faith, or in good faith failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 20.

21.    (a) Whether or not any ADS Rights are exercised, for the Agent’s services as Agent hereunder, the Company shall pay to the Agent compensation for the Agent’s services and reimbursement for the Agent’s out-of-pocket expenses, including reasonable fees and disbursements of counsel in accordance with the schedule attached as Annex F to this Agreement, after submission to the Company of one or more itemized statements in reasonable detail. While the Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Agent’s billing systems.

(b) All amounts owed to Agent under this Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c) No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights.

22.    As Agent for the Company hereunder, the Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Agent and the Company;

(b) shall have no obligation to deliver any new ADSs unless and until delivered to the Agent by the Depositary;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any ADS Rights surrendered to the Agent hereunder or new Ordinary Shares or new ADSs issued upon exercise of ADS Rights, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the ADS Rights Offering;

(d) shall not be obligated to take any legal action hereunder; if, however, the Agent determines to take any legal action hereunder, and where the taking of such action reasonably might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity satisfactory to it;

(e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to the Agent and in good faith believed by it to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the ADS Rights Offering, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting in good faith or in good faith failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Agent’s duties hereunder, and the Agent shall not be liable for any delay in acting in good faith while waiting for those instructions; any applications by the Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Agent shall not be liable for any action taken by, or omission of, the Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than two business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Agent shall have received written instructions in response to such application specifying the action to be taken or omitted;

(i) may consult with counsel satisfactory to the Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel;

(j) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, subagents or subcustodians, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, subagent or subcustodian appointed with reasonable care by it in connection with this Agreement;

(k) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and

(l) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof; and Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

23.    (a) In the absence of gross negligence or willful misconduct on its part, Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. Agent shall not be liable if by reason of (A) any provision of any present or future law or regulation or other act of the government of the United States, any State of the United States or any other state or jurisdiction, or of any governmental or regulatory authority or stock exchange; (B) any provision, present or future, of the articles of association or similar document of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof; or (C) any event or circumstance, whether natural or caused by a person or persons, that is beyond the ability of the Agent to prevent or counteract by reasonable care or effort (including, but not limited to, earthquakes, floods, severe storms, fires, explosions, war, terrorism, civil unrest, labor dispute, criminal acts or outbreaks of infectious disease; interruptions or malfunctions of utility services, Internet or other communications lines or systems; unauthorized access to or attacks on computer systems or websites; or other failures or malfunctions of computer hardware or software or other systems or equipment), the Agent is, directly or indirectly, prevented from, forbidden to or delayed in, or could be subject to any civil or criminal penalty on account of doing or performing and therefore does not do or perform, any act or thing that, by the terms of this Agreement it is provided shall be done or performed.

(b) In the event any question or dispute arises with respect to the proper interpretation of the ADS Rights Offering or the Agent’s duties under this Agreement or the rights of the Company or of any ADS Holders or ADS Rights Holders surrendering ADS Rights pursuant to the ADS Rights Offering, the Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Agent and executed by the Company and each such holder. In addition, the Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the ADS Holders, ADS Rights Holders and all other persons that may have an interest in the settlement.

24.    The Company covenants to indemnify the Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Agent’s duties under this Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Agent’s gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against the Agent unless the Company shall be notified by the Agent, by letter, email or by facsimile confirmed by letter, of the written assertion of a claim against Agent or of any other action commenced against Agent, promptly after Agent shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by Agent so long as the Company shall retain counsel satisfactory to Agent to defend such suit.

25.     Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the Expiration Time (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any ADS Rights Offering funds or property, if any, held by the Agent under this Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Section 21 above and the indemnification provisions of Section 24 above shall survive the termination of this Agreement.

26.    If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

27.    (a) The Company represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the making and consummation of the ADS Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (iii) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, (iv) the ADS Rights Offering will comply in all material respects with all applicable requirements of law and (v) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the ADS Rights Offering.

(b) The Agent represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid, binding and enforceable obligation of the Agent.

28.    In the event that any claim of inconsistency between this Agreement and the terms of the ADS Rights Offering arise, as they may from time to time be amended by the Company in its sole discretion, the terms of the ADS Rights Offering shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of the Agent, which shall be controlled by the terms of this Agreement.

29.    Set forth in Annex G hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Company shall, from time to time, certify to the Agent the names and signatures of any other persons authorized to act for the Company under this Agreement.

30.    Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Agent, to The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, Attention: Agness Moskovits and Paul Brophy, email agness.moskovits@bnymellon.com and paul.g.brophy@bnymellon.com, with a copy to Computershare, 150 Royall Street, Canton, MA 02021, Attention: Peter Jacobs and Matthew Attubato, email peter.jacobs@computershare.com and matthew.attubato@computershare.com, or to such other address of which a party hereto has notified the other party.

31.    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings brought by the Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Agreement.

(b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Agent to any affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement.

(c) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(d) This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

(e) This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature page follows.]

BIONTECH SE

By:
Name:
Title:

Address for notices:

Attention:

Fax:

Email:

THE BANK OF NEW YORK MELLON,
As Agent

By:
Name:
Title:

Annex A	Form of ADS Subscription Form

Annex B	Form of Holder Letter

Annex C	Form of Participant Renunciation Instruction to DTC and Agent

Annex D	Form of Participant Renunciation Letter to Agent

Annex E	Form of Holder Renunciation Letter to Agent

Annex F	Fee Schedule

Annex G	Authorized Representatives

ANNEX A

FORM OF ADS SUBSCRIPTION FORM

ANNEX B

FORM OF HOLDER LETTER

ANNEX C

FORM OF PARTICIPANT RENUNCIATION INSTRUCTION TO DTC AND AGENT

ANNEX D

FORM OR PARTICIPANT RENUNCIATION LETTER TO AGENT

ANNEX E

FORM OF HOLDER RENUNCIATION LETTER TO AGENT

ANNEX F

FEE SCHEDULE

ANNEX G

AUTHORIZED REPRESENTATIVES